Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 21, 1999 relating to the financial statements and financial statement schedules of Labtec, Inc., which appear in Labtec, Inc.'s Annual Report on Form 10-K for the year ended March 31, 1999.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


Portland, Oregon
November 22, 1999